Exhibit 10.7

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”), dated as of December 21, 2005 (the “Effective Date”), is made between Massey Energy Company, a Delaware corporation (the “Company”), and H. Drexel Short, Jr. (the “Executive”).

WITNESSETH:

WHEREAS, Executive is a senior executive of the Company or one of its Subsidiaries (as defined below) and has made and is expected to continue to make major contributions to the short-term and long-term profitability, growth and financial strength of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board,” as defined in Section 23) recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 23) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of, and to contract for the continued rendering of services by, members of the Company’s management, including Executive, in connection with their assigned duties without distraction in the face of potentially disturbing circumstances, and without the Company’s loss of needed personnel, arising from the possibility of a Change in Control; and

WHEREAS, in consideration of Executive’s continued employment with the Company, the Company desires to provide Executive with certain compensation and benefits set forth in this Agreement in order to ameliorate the financial and career impact on Executive in the event Executive’s employment with the Company is terminated for a reason related to a Change in Control.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth (including definitions of capitalized terms which are set forth in Section 23 and throughout this Agreement) and intending to be legally bound hereby, the Company and Executive agree as follows:

1. Obligations of Executive to Remain Employed. Executive agrees that in the event any person or group attempts a Change in Control and he is either notified by the Board or aware of an attempted Change in Control, he shall not, without the written agreement of the Board, voluntarily leave the employ of the Company other than by reason of a Constructive Termination Associated With a Change in Control (as defined in Section 23) (i) until such attempted Change in Control terminates or (ii) if a Change in Control shall occur, until the occurrence of such Change in Control. For purposes of the foregoing clause (i) and this Agreement, Constructive Termination Associated With a Change in Control shall be determined, except as expressly provided in the definition of the term, as if a Change in Control had occurred when such attempted Change in Control (which is sometimes referred to herein as a “potential”, as opposed to an “actual”, Change in Control) became known to the Board. For purposes of this Agreement, any decision by the Board that the person or group has abandoned or terminated his or its efforts to effect a Change in Control shall be conclusive and binding on Executive.

2. Termination Associated With a Change in Control.

(a) Involuntary Termination Associated With a Change in Control. Executive shall be entitled to the payments and benefits provided in Section 2(b) in the event Executive’s employment is terminated after, or in connection with, a Change in Control, on account of:

(i) an Involuntary Termination Associated With a Change in Control (as defined in Section 23) within the two year period after an actual Change in Control,

(ii) a termination by the Company, other than for Cause (as defined in Section 23) or other than due to Executive’s death or Disability (as defined in Section 23), that (A) occurs not more than three (3) months prior to the date on which an actual Change in Control occurs or (B) is requested by a third party who initiates and effects an actual Change in Control, or

(iii) a termination by Executive that occurs after a potential Change in Control but before an actual Change in Control and is considered a Constructive Termination Associated With a Change in Control.

For purposes of clause (ii)(B) in the preceding sentence, to be eligible to receive amounts described in Section 2(b) below, a Change in Control must be consummated within the twelve (12) month period following Executive’s Termination Date (as defined in Section 23), except in circumstances pursuant to which the consummation of the Change in Control is delayed, through no failure of the Company or the third person, by a governmental or regulatory authority or agency with jurisdiction over the matter, or as a result of other similar circumstances. In such a circumstance, the remainder of the twelve (12) month period shall be tolled and shall recommence upon termination of the delaying event.

(b) Payments Upon Involuntary Termination Associated With a Change in Control. Subject to the provisions of Section 2(c) or Sections 3 and 6 hereof, in the event a termination described in Section 2(a) occurs, the Company shall pay and provide to Executive within thirty (30) days after his Termination Date or, where Executive is entitled to benefits under this Agreement by reason of clause (ii) or (iii) of Section 2(a) above, after the date the Change in Control occurs (or in any case, the end of the revocation period for the Release contemplated in Section 4 hereof, if later):

(i) a lump sum cash payment equal to 2.5 times Executive’s Base Pay (as defined in Section 23);

(ii) a lump sum cash payment equal to 2.5 times Executive’s Target Bonus (as defined in Section 23);

(iii) a pro rated payment of his Target Bonus for the year in which Executive’s Termination Date occurs. The pro rated payment shall be based on Executive’s Target Bonus as of Executive’s Termination Date, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year of his termination and the denominator of which is 365;

(iv) any award under the Company’s long-term cash and equity incentive program, including stock option, restricted stock, restricted unit, other equity- or cash-based incentive awards or other equity- or cash-based incentive agreements, which by its terms vests in connection with the Change in Control, provided that payment of such award shall be determined solely by the terms of such award and any plan, program or arrangement which controls its determination and payment; and

(v) for a period of 24 months following his Termination Date, Executive shall continue to receive the medical and dental coverage in effect on his Termination Date (or generally comparable coverage) for himself and, if applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s reasonable after-tax cost of continuing comparable coverage, where such coverage may not be continued by the Company (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided).

(A) If Executive does not receive the cash payment described in the preceding sentence, the Company shall take all commercially reasonable efforts to provide that the COBRA (as defined in Section 23) health care continuation coverage period under section 4980B of the Code (as defined in Section 23) shall commence immediately after the foregoing 24 month benefit period, with such continuation coverage continuing until the end of applicable COBRA health care continuation coverage period.

(B) If Executive would have been eligible for post-retirement medical and dental coverage had he retired from employment during the period of 24 months following his Termination Date, but is not so eligible as the result of his Involuntary Termination Associated With a Change in Control, then at the conclusion of the benefit continuation period described in (A) above, the Company shall take all commercially reasonable efforts to provide Executive with additional continued group medical and dental coverage comparable to that which would have been available to him from time to time under the Company’s post-retirement medical and dental program, for as long as such coverage would have been available under such program, or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s reasonable after-tax cost of continuing comparable coverage, where such coverage may not be continued by the Company (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided).

(c) Limitation on Payments and Benefits. Notwithstanding anything in this Agreement to the contrary, the sum of the maximum amount payable and the value of the benefits provided to Executive pursuant to this Section 2 and Section 6(a) shall be limited to 2.99 times the sum of Executive’s Base Pay and Bonus (as defined in Section 23). In the event a reduction is required pursuant hereto, unless Executive is permitted by the Company to choose the order of reduction, the order of reduction shall be first any Gross-Up Payment provided pursuant to Section 6(a), next all other cash payments on a pro rata basis, then any equity compensation on a pro rata basis, and lastly medical and dental coverage.

(d) Cessation of Employment on Account of Disability, Cause or Death. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of Disability, Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers Executive, and Executive shall not be considered to have terminated employment under this Agreement and shall not receive payments and benefits pursuant to this Section 2. If Executive’s employment terminates on account of Cause or because of his death, Executive shall not be considered to have terminated employment under this Agreement and shall not receive payments and benefits pursuant to this Section 2.

(e) Beneficiaries. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. If Executive dies without having designated a beneficiary, or if the beneficiary so designated has predeceased Executive or cannot be located by the Company within one year after the date when the Company commenced making a reasonable effort to locate such beneficiary, then Executive’s surviving spouse, or if none, then Executive’s estate shall be deemed to be his beneficiary.

3. Nonqualified Deferred Compensation Plan Omnibus Provisions. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding any other provision of this Agreement, the Board is authorized to amend this Agreement, to amend any election made by Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code (including any transition or grandfather rules thereunder). For example, if a Change in Control occurs but the Change in Control does not constitute a change in ownership of the Company or in the ownership of a substantial portion of the assets of the Company as provided in Section 409A(a)(2)(A)(v) of the Code, then payment of any amount or provision of any benefit under this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be deferred until another permissible payment event contained in Section 409A occurs (e.g., death, disability, separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), including any deferral of payment or provision of benefits in connection with a separation from service payment event to six (6) months after a key employee of a publicly traded corporation as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

4. Release. Notwithstanding the foregoing, no payments shall be made or benefits provided under Section 2(b) unless Executive executes, and does not revoke, the Company’s standard written release, substantially in the form as attached hereto as Appendix A (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company (other than any claim or entitlement under an employee benefit, long term cash or equity compensation plan, program, arrangement or agreement which is due pursuant to the terms of such plan, program, arrangement or agreement) or a termination thereof. Such Release must be provided within sixty (60) days after Executive’s Terminate Date or, where Executive is entitled to benefits under this Agreement by reason of clause (ii) or (iii) of Section 2(a) above, after the date the Change in Control occurs.

5. Enforcement. Without limiting the rights of Executive at law or in equity, except as provided in Section 6, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from time to time during the relevant period in the Eastern Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

6. Tax Limitation on Payments by the Company. The provisions of this Section 6 shall apply notwithstanding anything in this Agreement to the contrary.

(a) Subject to the limitation in Section 2(c), in the event that it shall be determined that any Payment would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Company shall pay Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income tax, employment tax, excise tax and other tax imposed upon the Gross-Up Payment, shall be equal to the Payment. Notwithstanding the foregoing, if the Net After-tax Benefit to the Executive of receiving the Gross-Up Payment does not exceed the Reduced Amount (as defined below) by more than the lesser of $50,000 or 10% (as compared to the Net After-tax Benefit to Executive resulting from elimination of the Gross-Up Payment and reduction of the Payments under Section 2 of this Agreement (“Change in Control Payments”) to the Reduced Amount), then the Company shall not pay Executive the Gross-Up Payment and the Change in Control Payments shall be reduced (but not below zero) so that the Present Value of the aggregate of all Payments does not exceed the Reduced Amount; provided, however, that no such reduction shall be effected, but no Gross-Up Payment shall be made, if the Net After-tax Benefit to Executive of receiving all of the Payments exceeds by more than the lesser of $50,000 or 10% of the Net After-tax Benefit to Executive resulting from having such Change in Control Payments so reduced. In the event a reduction is required pursuant hereto, unless Executive is permitted by the Company to choose the order of reduction, the order of reduction shall be first all cash payments on a pro rata basis, then any equity compensation on a pro rata basis, and lastly medical and dental coverage. For purposes of this Section 6, the following terms have the following meanings:

(i) “Net After-tax Benefit” shall mean the Present Value of a Payment net of all federal state and local income, employment and excise taxes imposed on Executive with respect thereto, determined by applying the highest marginal rate(s) applicable to an individual for Executive’s taxable year in which the Change in Control occurs.

(ii) “Payment” means any payment or distribution or provision of benefits by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any reductions required by this Section 6.

(iii) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code.

(iv) “Reduced Amount” shall be an amount expressed in Present Value which maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Section 4999 of the Code or the deduction limitation of Section 280G of the Code.

(b) Except as set forth in the next sentence, all determinations to be made under this Section 6 shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the Change in Control (“Accounting Firm”), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and Executive within ten days of Executive’s Termination Date. If determined by the Accounting Firm to be excludible from parachute payments under Section 280G of the Code, the value of Executive’s non-competition covenant under Section 10(a) of this Agreement shall be determined by independent appraisal by a nationally-recognized business valuation firm acceptable to both Executive and the Company, and a portion of the Change in Control Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a parachute payment. Any such determination by the Accounting Firm shall be binding upon the Company and Executive.

(c) If the Accounting Firm determines that Change in Control Payments should be reduced, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 6 shall be binding upon the Company and Executive and shall be made within twenty (20) business days of Executive’s Termination Date.

(d) While it is the intention of the Company and Executive to reduce the amounts payable or distributable to Executive hereunder only if the aggregate Net After-tax Benefit to Executive would thereby be increased in the manner provided for herein, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(e) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 6 shall be borne solely by the Company.

7. Duties upon Termination; Mitigation Obligation. Upon termination of employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive’s possession or under his control, including all copies of any of the foregoing. The Company hereby acknowledges that it will be difficult and may be impossible for Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment and provision of the severance compensation by the Company to Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and Executive will not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive hereunder or otherwise.

8. Legal Fees and Expenses. If litigation or arbitration is commenced by either party to enforce or interpret any provision contained in this Agreement, the Company will undertake to indemnify Executive for his reasonable attorneys’ fees and expenses associated with such litigation or arbitration if Executive substantially prevails in such litigation or arbitration or any settlement thereof. Notwithstanding the foregoing, if it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Executive the benefits provided or intended to be provided to Executive under Section 2 of this Agreement, the Company will in any event reimburse Executive for his reasonable attorneys’ fees and expenses incurred in connection therewith up to $10,000 without regard to the commencement or outcome of any litigation or arbitration in order for Executive to retain counsel to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer or employee of the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to

Executive’s entering into an attorney-client relationship with such counsel, and in that connection, the Company and Executive agree that a confidential relationship will exist between Executive and such counsel. The first $10,000 of such expenses will be paid by the Company as they are incurred by Executive, and any balance thereof due to Executive shall be paid within thirty (30) days after any final judgment or decision or settlement in which Executive substantially prevails.

9. Confidentiality. Executive hereby covenants and agrees that, except as specifically requested or directed by the Company, he will not disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information (as provided below) of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Executive’s breach of this Section 9) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, consulting solutions and processes, and all other secrets and all other information of a confidential or proprietary nature which is protected by the Uniform Trade Secrets Act. For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary (as defined in Section 23; collectively, the “Restricted Group”). The foregoing obligations imposed by this Section 9 will not apply (i) in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of Executive, generally known to the public, or (iii) if Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). In addition, if not otherwise filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) and available through public disclosure from the SEC, Executive agrees not to disclose the terms of this Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor, except as may be required by law. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

10. Covenants Not to Compete and Not to Solicit; Breach of Agreement Obligations by Executive.

(a) Covenant Not to Compete. In the event Executive breaches his obligations to the Company to remain employed as provided in Section 1 above or if Executive is entitled to receive payments and benefits under Section 2 above other than pursuant to clause (ii) or (iii) of Section 2(a) above, then, for a period of one (1) year following Executive’s Termination Date, Executive shall not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in a financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business in a Restricted Territory without the prior written consent of the Board. For this purpose, ownership, whether direct or beneficial, of no more than 5% of the outstanding securities entitled to vote generally in the election of directors of a publicly traded corporation shall not constitute a violation of this provision.

(b) Covenant Not to Solicit. In the event Executive breaches his obligations to the Company to remain employed as provided in Section 1 above or if Executive is entitled to receive payments and benefits under Section 2 above other than pursuant to clause (ii) or (iii) of Section 2(a) above, then, for a period of one (1) year following Executive’s Termination Date, Executive shall not: (i) solicit, encourage or take any other action which is intended to induce any other employee, any supplier or any customer, of the Company or any Subsidiary to terminate his employment or relationship with the Company or any Subsidiary; or (ii) interfere in any manner with the contractual or employment relationship between the Company and any such employee, supplier or customer of the Company or any Subsidiary. The foregoing shall not prohibit Executive or any entity with which Executive may be affiliated from hiring a former employee of the Company or any Subsidiary; provided, that such hiring results exclusively from such former employee’s affirmative response to a general recruitment effort.

(c) Interpretation. The covenants contained herein are intended to be construed as a series of separate covenants, one for each of the counties, parishes, towns, cities or states or similar local governmental or political subdivisions of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such subsections, then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(d) Remedies for Breach. In the event of Executive’s termination of employment, the Company’s obligations to provide the payments and benefits set forth in Section 2 shall be and are expressly conditioned upon Executive’s covenants not to compete and not to solicit as provided herein. In the event Executive breaches his obligations to the Company as provided herein, the Company’s obligations to provide the payments and benefits set forth in Section 2 shall cease, and Executive shall be obligated to return to the Company any payments and the value of any benefits previously received by him pursuant to Section 2. In addition, it is recognized that damages in the event of breach of this Section 10 by Executive would be difficult, if not impossible, to ascertain, and it is therefore specifically agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of the express rights to cease or recover payment and the value of benefits otherwise provided for in Section 2 and to obtain an injunction or other equitable relief shall not preclude the Company from pursuing any other rights and remedies at law or in equity which it may have.

(e) Definitions. For proposes of this Section 10, the following terms have the following meanings:

(i) “Restricted Business” means any business function with a direct competitor of the Company or any Subsidiary that is substantially similar to the business function performed by Executive with the Company or any Subsidiary immediately prior to his Termination Date.

(ii) “Restricted Territory” means the counties, parishes, towns, cities, or states or similar governmental or political subdivisions of any country in which the Company or any Subsidiary operates or does business, inclusive of markets in which the Company competes with the Restricted Business to sell its products.

(f) Reasonableness. In the event that the provisions of this Section 10 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

11. Employment Rights. Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company or a Subsidiary, the employment of Executive by the Company is “at will.” Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or Executive, except as provided in Section 1 above, to have Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

12. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

13. Term of Agreement.

(a) Regular Term and Extensions. The term of this Agreement shall commence on the Effective Date hereof and shall continue until the third anniversary thereof; provided, however, that commencing on the third anniversary, and each anniversary thereafter, the term of this Agreement shall automatically be extended for one year unless the Company gives notice not later than thirty (30) days preceding any such anniversary year that it does not wish to extend this Agreement; and provided, further, that regardless of any such notice by the Company, this Agreement shall continue in effect for a period of 24 months beyond the term provided herein if a Change in Control of the Company occurs during the period that this Agreement is in effect.

(b) Early Termination by the Board. Notwithstanding the foregoing, this Agreement shall be subject to unilateral termination by the Company if the Board determines in good faith that Executive is no longer a key management employee to be provided the rights contained herein and so notifies Executive in writing; provided, however, that such determination may not be made, and if made shall have no effect, if a Change in Control shall have occurred or during any period of time when the Company has knowledge that any person or group has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, the third person has abandoned or terminated his or its efforts to effect a Change in Control.

14. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement will supersede the provisions of any employment agreement between Executive and the Company that relate to any matter that is also the subject of this Agreement, and such provisions in such employment agreement will be null and void. The foregoing sentence shall have no impact on any outstanding agreement made with Executive under the Company’s long-term incentive program, including, stock option, restricted stock, restricted unit, other equity- or cash-based incentive awards or other equity- or cash-based agreements at any time in effect.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 14(a) and (b). Without limiting the generality or effect of the foregoing, Executive’s right to receive payments and benefits hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 14(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

15. Notices. For all purposes of this Agreement, all communications, including without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed electronically), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized courier service for overnight/next-day delivery, such as FedEx, UPS, or the United States Postal Service, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

16. Governing Law; Dispute Resolution. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State. Any dispute or controversy arising under or in connection with this Agreement (other than an action to enforce the covenants in Section 10 hereof) shall be resolved by arbitration in either Richmond, Virginia or Charleston, West Virginia as so determined by Executive. Three arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. Subject to Section 8 hereof, the arbitrators shall have the discretion to award the cost of arbitration, arbitrators’ fees and the respective attorneys’ fees of each party between the parties as they see fit.

17. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

18. Amendment; Modification. This Agreement may only be amended by written agreement of the parties hereto. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

19. Acknowledgement. Executive acknowledges that he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to him and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled and that Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement.

20. Miscellaneous. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto. Whenever used herein, the masculine includes the feminine.

21. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 14 and 16 will survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

23. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Base Pay” means the greater of (i) Executive’s annual base salary rate, exclusive of Bonus, as in effect immediately preceding Executive’s Termination Date, and (ii) Executive’s highest annual base salary rate, exclusive of Bonus, in effect at any time during the three years immediately preceding the Change in Control.

(b) “Board” means the Board of Directors of the Company. If Executive is also a member of the Board, then in the case of any provision hereof that requires action by, or a determination of, the Board in connection with this Agreement, it is understood that such provision refers to the members of the Board other than Executive. Unless otherwise provided by the Board and except in determining Cause, the Compensation Committee of the Board shall have full authority to act on behalf of the Board in connection with any duty or action expressly assigned under, or implicitly to be acted on in connection with, this Agreement to or by the Board.

(c) “Bonus” means the highest amounts payable under Executive’s annual cash bonus award plus the highest amounts payable under all Executive’s outstanding long-term cash incentive bonus awards that contain as a year of measurement, the year in which Executive is terminated. Bonus does not include any stock option, stock appreciation, stock purchase, restricted stock, restricted unit, performance stock, performance unit, shadow stock or similar equity incentive plan, program, arrangement or grant, one time bonus or payment, any amounts contributed by the Company or any Subsidiary for the benefit of Executive to any qualified or nonqualified deferred compensation plan, or any amounts designated by the parties as amounts other than Bonus.

(d) “Cause” shall occur hereunder only upon:

(i) the willful and continued failure by Executive substantially to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him by the Board which specifically identifies the manner in which the Board believes that he has not substantially performed his duties,

(ii) Executive’s willful breach of fiduciary duty, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), willful violation of a final cease and desist order or willful engaging in other gross misconduct which is materially and demonstrably injurious to the Company or any Subsidiary, or

(iii) Executive’s conviction of, or pleading guilty or nolo contendere to, the commission of a felony involving fraud, embezzlement, theft or moral turpitude.

For purposes of this Section 23(d), no act, or failure to act, on Executive’s part described in clause (i) or (ii) above shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company and its Subsidiaries. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose, among others (after at least 20 days prior notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), of finding that (x) in the good faith opinion of the Board Executive failed to perform his duties or engaged in misconduct as set forth above in clause (i) or (ii) of this paragraph, and, if applicable, that Executive did not correct such failure or cease such misconduct after being requested to do so by the Board, or (y) as set forth in clause (iii) of this paragraph, Executive has been convicted of or has entered a plea of nolo contendere to the commission of a felony. The fact that Executive is or shortly may be “retirement eligible” and thus eligible for or entitled to post-retirement benefits from any plan, arrangement or program sponsored, participated in or contributed to by the Company or any Subsidiary shall not prevent Executive’s termination from being considered termination for Cause.

(e) “Change in Control” means the occurrence of any of the following events:

(i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires shares of the Company having twenty-five percent or more of the total number of votes that may be cast for the election of directors of the Company; or

(ii) as the result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions, (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company.

For purposes hereof, a “potential” Change in Control is considered to occur and remain present commencing upon the date that any person or group attempts a Change in Control and the Executive is either notified by the Board or aware of an attempted Change in Control. All decisions regarding the time of the commencement, the pendancy and the abandonment or termination of a potential Change in Control shall be made by the Board in good faith and shall be conclusive and binding on the Executive. An “actual” Change in Control means that one of the two events described in (i) or (ii) above has occurred.

(f) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Constructive Termination Associated With a Change in Control” means the termination of Executive’s employment with the Company by Executive as a result of the occurrence, without Executive’s written consent, of one of the following events:

(i) following the occurrence of an actual, but not a potential, Change in Control, the assignment to Executive of any duties inconsistent in any respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities in effect immediately prior to the Change in Control, or any other action by the Company or any Subsidiary which results in a diminution in such position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or Subsidiary promptly after receipt of notice thereof given by Executive;

(ii) following the occurrence of an actual or potential Change in Control, any failure by the Company or any Subsidiary to continue Executive’s employment upon the terms and conditions as existed immediately prior to the Change in Control (other than any term or condition covered in clause (i) above), including but not limited to compensation level and annual and long-term cash and equity incentive opportunity, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company or Subsidiary promptly after receipt of notice thereof given by Executive;

(iii) following the occurrence of an actual or potential Change in Control, a material reduction in the level of Employee Benefits provided to Executive immediately prior to the Change in Control; or

(iv) following the occurrence of an actual or potential Change in Control, the relocation of Executive’s principal work location (other than in connection with a relocation contemplated by the Company as of the date hereof or pursuant to organizational changes in accordance with past practice) to a location that increases Executive’s normal work commute by fifty (50) miles or more as compared to Executive’s normal work commute immediately prior to the Change in Control or that Executive’s required travel away from his office in the course of discharging his responsibilities or duties of his job is increased by an unreasonable amount as compared to that which was required of Executive in any of the three (3) full years immediately prior to the Change in Control.

For purposes hereof, “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including, without limitation, any stock option, stock appreciation, stock purchase, restricted stock, restricted unit, performance stock, performance unit, shadow stock or similar equity incentive plan, program, arrangement, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies that may exist as of a Change in Control or any successor policies, plans or arrangements that provide substantially similar perquisites or benefits.

Without limiting the generality or effect of the foregoing, Executive shall have no right to terminate employment in a Constructive Termination Associated With a Change in Control in connection with an event described above unless (x) Executive provides written notice to the Company within thirty (30) days of the occurrence of such event that identifies such event with particularity, and (y) the Company fails to correct such event within ten (10) business days after receipt of such notice from Executive.

In no event shall the termination of Executive’s employment with the Company on account of Executive’s death or Disability or because Executive engaged in conduct constituting Cause be deemed to be a Constructive Termination Associated With a Change in Control.

(i) “Disability” means Executive becomes permanently disabled within the meaning of, and begins actually to receive long-term disability benefits pursuant to, the long-term disability plan of the Company or any Subsidiary in effect for, or applicable to, Executive, or if none, then Executive is determined by the Social Security Administration to be totally and permanently disabled for purposes of entitlement to Social Security disability benefits.

(j) “Involuntary Termination Associated With a Change in Control” means the termination of Executive’s employment related to a Change in Control: (i) by the Company for any reason other than Cause, Executive’s death or Executive’s Disability, or (ii) on account of a Constructive Termination Associated With a Change in Control. The fact that Executive is or shortly may be “retirement eligible” and thus eligible for or entitled to post-retirement benefits from any plan, arrangement or program sponsored, participated in or contributed to by the Company or any Subsidiary shall not prevent Executive’s termination from being a Involuntary Termination Associated With a Change in Control.

(k) “Subsidiary” means any Company affiliate, whether or not incorporated, the majority of the outstanding capital stock or other ownership interests of which is owned, directly or indirectly, by the Company.

(l) “Target Bonus” means Executive’s annual cash bonus award target.

(m) “Termination Date” means the last day of Executive’s employment with the Company or any Subsidiary.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

MASSEY ENERGY COMPANY

By:	/s/ Baxter F. Phillips, Jr.
Name:	Baxter F. Phillips, Jr.
Title:	Executive Vice President and
Chief Administrative Officer

/s/ H. Drexel Short, Jr.
H. Drexel Short, Jr.

Appendix A

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this      day of             ,             , by and between Massey Energy Company, a Delaware corporation (the “Company”), and                                      (the “Executive”).

WHEREAS, Executive formerly was employed by the Company as             ; and

WHEREAS, Executive and Company entered into a Change in Control Severance Agreement, dated                 ,          2005, (the “Severance Agreement”) which provides for certain payments and benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Severance Agreement; and

WHEREAS, an express condition of Executive’s entitlement to the payments and benefits under the Severance Agreement is the execution of a general release in the form set forth below; and

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective                          ,              (“Termination Date”).

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1. (a) Executive, for and in consideration of the commitments of the Company as set forth in paragraph 6 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, and subject to the provisions of paragraph 11 below, Executive represents and affirms that (i) [other than             ,] Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; and (ii) [other than             ,] Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities. Executive agrees to dismiss with prejudice all claims for relief filed before the date hereof.

(c) Notwithstanding any other provision herein, the foregoing release does not apply to any claim or entitlement under an employee benefit or long term cash or equity incentive compensation plan, program, arrangement or agreement which is due pursuant to the terms of such plan, program, arrangement or agreement.

2. The Company, for and in consideration of the commitments of Executive as set forth in this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Executive from all claims, demands or causes of action arising out of facts or occurrences prior to the date of this Agreement, but only to the extent the Company knows or reasonably should know of such facts or occurrence and only to the extent such claim, demand or cause of action relates to a violation of applicable law or the performance of Executive’s duties with the Company; provided, however, that this release of claims shall not in any case be effective with respect to any claim by the Company alleging a breach of Executive’s obligations under this Agreement. [Note: The Company and Executive may, but shall not be required to mutually agree on a case-by-case basis at the time of the signing of this release to include the foregoing provision, or a substantially similar provision, to this Agreement.]

3. In consideration of the Company’s agreements as set forth in paragraph 6 herein, Executive agrees to comply with the limitations described in Sections 9 and 10 of the Severance Agreement.

4. Executive further agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time within two (2) years after his Termination Date, and that the Company has no obligation to employ him in the future.

5. Executive further agrees that Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.

6. In consideration for Executive’s agreements as set forth herein, the Company agrees to pay or provide to or for Executive the payments and benefits described in Section 2(b) of the Severance Agreement, the provisions of which are incorporated herein by reference. Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in this paragraph, those excluded from release in Section 1(c) of this Agreement or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms.

7. Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement. Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against the Company, Executive would not have been entitled to the payments and benefits set forth in Section 2(b) of the Severance Agreement.

8. Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to him under any employment agreement or offer letter Executive has with the Company and, further, that this Agreement supersedes any employment agreement or offer letter Executive has with the Company, and any and all other prior agreements or understandings, whether written or oral, between the parties which are inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to him in connection with the termination of Executive’s employment agreement, if any, or offer letter, if any, with the Company, or the terms of this Agreement or the Severance Agreement.

9. If not otherwise filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) and available through public disclosure from the SEC, Executive agrees not to disclose the terms of this Agreement or the Severance Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor, except as may be required by law. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

10. Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers, unless mutually agreed upon in writing. As of the Termination Date, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

11. Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

12. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

13. Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys’ fees and costs.

14. Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

15. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

16. Executive certifies and acknowledges as follows:

(a) That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that, other than as excepted in paragraph 1 hereof, Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship; and

(b) That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to him and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled; and

(c) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; and

(d) That Executive does not waive rights or claims that may arise after the date this Agreement is executed; and

(e) That the Company has provided him with a period of [twenty-one (21) - generally applicable for an individual termination] or [forty-five (45) - generally applicable for a group termination] days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to him; and

(f) Executive acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this          day of             ,            .

Witness:
Executive

MASSEY ENERGY COMPANY

By:	Witness:
Name:
Title:

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